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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 16)*




                            Advanced Magnetics, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   00753P 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)


-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[   ]  Rule 13d-1(c)
[ X ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.    00753P 10 3                                        Page  2  of  5
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         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).
                            JEROME GOLDSTEIN
                  --------------------------------------------------------------

--------------------------------------------------------------------------------

         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)
                     -----------------------------------------------------------

                  (b)
                     -----------------------------------------------------------

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         3.       SEC Use Only
                               -------------------------------------------------

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         4.       Citizenship or Place of Organization        UNITED STATES
                                                       -------------------------

--------------------------------------------------------------------------------

                           5.    Sole Voting Power    626,022
                                                  ------------------------------
Number of                  -----------------------------------------------------
Shares
Beneficially               6.    Shared Voting Power 46,900
Owned by                                            ----------------------------
Each Reporting             -----------------------------------------------------
Person With
                           7.    Sole Dispositive Power   626,022
                                                       -------------------------
                           -----------------------------------------------------

                           8.    Shared Dispositive Power 46,900
                                                         -----------------------
--------------------------------------------------------------------------------

         9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  672,922
                  -------
--------------------------------------------------------------------------------

         10.      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions)    SEE ITEM 4(a)
                                           -------------------------------------
--------------------------------------------------------------------------------

         11.      Percent of Class Represented by Amount in Row (9)    10.2%
                                                                    ------------
--------------------------------------------------------------------------------

         12.      Type of Reporting Person (See Instructions)
                                    IN
--------------------------------------------------------------------------------


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CUSIP No.    00753P 10 3                                        Page  3  of  5
         -------------------                                         ---    ---

 ................................................................................
ITEM 1(a).        NAME OF ISSUER:
                  Advanced Magnetics, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  61 Mooney Street
                  Cambridge, MA 02138

ITEM 2(a).        NAME OF PERSON FILING:
                  Jerome Goldstein

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  c/o Advanced Magnetics, Inc.
                  61 Mooney Street
                  Cambridge, MA 02138

ITEM 2(c).        CITIZENSHIP:
                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, $.01 par value per share

ITEM 2(e).        CUSIP NUMBER:
                  00753P 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   [   ]   Broker or dealer registered under section 15 of
                                the Act (15 U.S.C. 78o).

                  (b)   [   ]   Bank as defined in section 3(a)(6) of the Act
                                (15 U.S.C. 78c).

                  (c)   [   ]   Insurance company as defined in section 3(a)(19)
                                of the Act (15 U.S.C. 78c).

                  (d)   [   ]   Investment company registered under section 8 of
                                the Investment Company Act of 1940
                                (15 U.S.C. 80a-8).

                  (e)   [   ]   An investment adviser in accordance
                                with Section 240.13d-1(b)(1)(ii)(E);

                  (f)   [   ]   An employee benefit plan or endowment fund in
                                accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)   [   ]   A parent holding company or control person in
                                accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)   [   ]   A savings associations as defined in
                                Section 3(b) of the Federal Deposit Insurance
                                Act (12 U.S.C. 1813);

                  (i)   [   ]   A church plan that is excluded from the
                                definition of an investment company under
                                section 3(c)(14) of the Investment Company
                                Act of 1940 (15 U.S.C. 80a-3);

                  (j)   [   ]   Group, in accordance with
                                Section 240.13d-1(b)(1)(ii)(J).



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CUSIP No.    00753P 10 3                                        Page  4  of  5
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ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:

                           672,922. This amount does not include 630,537 shares owned by spouse, as to which beneficial ownership is disclaimed. This amount includes 45,000 shares issuable to Mr. Goldstein pursuant to options exercisable within 60 days of December 31, 2001.

                  (b)      Percent of class:

                           10.2% (based on 6,631,695 shares of Common Stock reported by the Company's transfer agent as outstanding at the close of business on December 31, 2001.)

                  (c)      Number of shares as to which the person has:


                           (i)      Sole power to vote or to direct the vote
                                    626,022

                           (ii)     Shared power to vote or to direct the vote
                                    46,900

                           (iii) Sole power to dispose or to direct the disposition of 626,022

                           (iv) Shared power to dispose or to direct the disposition of 46,900

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Inapplicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                  Inapplicable.

ITEM 10.          CERTIFICATION
                  Inapplicable.



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CUSIP No.    00753P 10 3                                        Page  5  of  5
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   FEBRUARY 7, 2002
                                                   ----------------------------
                                                               Date




                                                   /S/ JEROME GOLDSTEIN
                                                   ----------------------------
                                                            Signature